INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (“Agreement”) made as of the 12th day of May, 2005 (“Commencement Date”) between Platinum Underwriters Reinsurance, Inc. (the “Client”) and Hyperion Capital Management, Inc. (“Hyperion”).

WITNESSETH:

WHEREAS, the Client desires to appoint Hyperion as the investment manager of the portion of the assets of the Client constituting the Investment Account (as defined in Section 4).

NOW, THEREFORE, the parties hereto agree as follows:

1. Appointment and Status as Investment Manager. The Client hereby appoints Hyperion as the investment manager with respect to the Investment Account, and Hyperion hereby accepts this appointment, on the terms and conditions set forth herein.

2. Management of Account. Hyperion represents that it is a federally registered investment adviser under the Investment Advisers Act of 1940, as amended, and acknowledges that, in acting as investment manager under this Agreement, it will be acting as a fiduciary with respect to the Investment Account. Hyperion agrees to supervise and direct, with full authority and at its discretion, on the Client’s behalf and at the Client’s risk, the investment of the assets contained in the Investment Account in such manner as Hyperion may deem advisable in accordance with written investment restrictions and guidelines delivered to Hyperion by the Client and attached as Exhibit A (the “Investment Guidelines”). The Client may from time to time amend the Investment Guidelines. Hyperion will not be bound to follow any amendment to the Investment Guidelines, however, until it has received written notice of the amendment from the Client. The Client will incorporate into the Investment Guidelines any restrictions on investments, provided that it shall be Hyperion’s responsibility to abide by any and all laws and regulations affecting or governing its activities as a registered investment adviser, whether or not any investment restrictions resulting from such laws and regulations are incorporated by the Client into the Investment Guidelines.

3. Brokerage. Hyperion may place orders for the execution of transactions for the Investment Account with or through any brokers, dealers or banks that Hyperion may select without prior notice to the Client and in accordance with Hyperion’s policy with respect to allocation of brokerage and brokerage commissions as set forth in Part II of its Form ADV, as amended from time to time. Hyperion will at all times seek the best possible execution for a given securities transaction. To the extent permitted by law, the Client authorizes Hyperion to bunch or aggregate its orders with orders of its other clients. Hyperion will not effect securities transactions for the Investment Account through any broker-dealer that may be deemed to be affiliated with Hyperion.

4. Investment Account. The “Investment Account” shall initially consist of the cash and assets of the Client listed in the schedule of assets separately furnished in writing to Hyperion by the Client plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all dividends and interest on investments, and all appreciation thereof, net of withdrawals therefrom. The Client may from time to time in its sole discretion make additions to, or withdrawals from, the Investment Account and the Client will promptly notify Hyperion thereof. The Client represents that the Client is the beneficial owner of all assets contained in the Investment Account and that no restrictions exist on the transfer, sale or public distribution of any of those assets; provided, however, assets in trust accounts may have certain restrictions.

5. Custody. The cash and assets of the Investment Account shall be held by a Custodian, duly appointed by the Client (the “Custodian”) in the custody accounts identified in Exhibit C. Hyperion represents that the Custodian has no affiliation with Hyperion and the Client represents that the Custodian has agreed to act as sole custodian for the Investment Account in accordance with Hyperion’s instructions. Hyperion shall at no time have custody, possession or direct control of the assets and cash in the Investment Account and nothing in this Agreement shall be deemed to authorize Hyperion to take or receive physical possession of any of the assets. In addition, Hyperion shall not be liable for any act or omission of the Custodian. Hyperion shall give instructions to the Custodian in writing (via an approved signatory list that is updated on a regular basis) or orally, but if instructions are given orally, Hyperion shall confirm them in writing or by facsimile as soon as practicable thereafter. The Client shall instruct the Custodian to provide Hyperion with such periodic reports concerning the status of the Investment Account as Hyperion may reasonably request from time to time. The Client will not change the Custodian without giving Hyperion reasonable prior notice of its intention to do so together with the name of, and other relevant information with respect to, the new Custodian.

6. Limitations on Liability; Indemnity. The Client agrees to indemnify and hold Hyperion harmless from any and all expenses, damages, costs and fees, including reasonable attorney’s fees, which may be incurred by reason of the Client’s negligence, willful misconduct, malfeasance, material breach of this Agreement or violation of applicable law.

Hyperion agrees to indemnify and hold the Client harmless from any and all expenses, damages, costs and fees, including reasonable attorney’s fees, which may be incurred by reason of Hyperion’s negligence, willful misconduct, malfeasance, material breach of this Agreement or violation of applicable law.

Nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that the Client may have under Federal or State securities laws.

7. Representations and Warranties of the Client. The Client represents and warrants to Hyperion that (a) this Agreement has been duly authorized, executed and delivered by the Client and constitutes its valid and binding obligation, enforceable in accordance with its terms; (b) no governmental authorizations, approvals, consents or filings are required in connection with the execution, delivery or performance of this Agreement by the Client; (c) the execution, delivery and performance of this Agreement by the Client will not violate or result in any default under the Client’s charter or by-laws (or equivalent constituent documents), any material contract or agreement to which the Client is a party or by which it or its assets (including the Investment Account) may be bound or in the best of it’s knowledge any statute or any rule, regulation or order of any government agency or body.

8. Directions to Hyperion. All directions by or on behalf of the Client to Hyperion shall be in writing signed either (a) by a trustee or authorized officer of the Client (refer to Exhibit D), or (b) by a duly authorized agent of the Client. Hyperion shall be fully protected in relying upon any direction signed by a person whose authority to do so has been previously certified by the Client to Hyperion. Hyperion shall also be fully protected when acting upon any instrument, certificate or paper Hyperion reasonably believes to be genuine and to be signed or presented by the proper person or persons.

9. Reports and Communication. Hyperion shall provide the Client with reports containing the status of the Investment Account, including a statement of compliance, on a monthly basis and at any other times as the Client may reasonably request. Further, Hyperion shall also reconcile such reports with custodian reports and communicate and resolve any material discrepancies with the Custodian. Further, Hyperion shall provide trade order information, including but not limited to, to the Custodian, accountant and other third parties as requested in writing by Client.

10. Auditing. Client shall have the reasonable right to audit all Hyperion’s books and records directly pertaining to the performance of investment management under this agreement, and to obtain copies of such books and records as its auditors may reasonably request in connection with such audit, provided that Client gives reasonable notice of the audit, and reviews the books and records during Hyperion’s normal business hours, and promptly reimburses Hyperion for any costs of photocopying such books and records.

Hyperion furthermore agrees, at its sole cost and expense, to provide Platinum with a Type II SAS 70 Report (the “Report”) concerning Hyperion’s internal controls with respect to design and operating effectiveness of the controls over investment management. The Report should cover the most recent calendar year period (if a Report is performed on other then a calendar year basis, then the Report must at least cover the calendar year period through November 30th). Each quarter end when Hyperion does not provide the Report, Hyperion will provide Platinum with a letter certifying that the internal control environment has not changed during that quarter or, if there have been material changes to the internal control environment, Hyperion will explain the nature of the changes, including the design effectiveness of such changes. Both the Report and any interim period letter on internal controls are required to be delivered to Platinum within 30 days of the period covered by the report and each quarterly letter, respectively. In addition, Hyperion is required to promptly advise Client of any material changes in their internal control environment, or the identification of any material weaknesses or deficiencies in the controls governing investment management once Hyperion becomes aware of any such circumstances. If Hyperion identifies a material weakness or significant deficiency in internal control that relates to or affects the Client or the services provided to the Client, Hyperion will promptly communicate the nature of the material weakness or significant deficiency identified, the planned corrective action, the timing to complete remediation, and confirmation of control remediation upon completion of the corrective action.

To the extent Hyperion does not remediate any material weakness or significant deficiency, within a reasonable cure period, not to exceed thirty (30) days, then the Client shall have the right to immediately terminate this agreement.

11. Proxies, Tender Offers, Class Actions, Etc. Unless specifically reserved to the Trustee of the Client or a named fiduciary of the Client and subject to any other written instructions of the Client, Hyperion is hereby appointed the Client’s agent and attorney-in-fact in its discretion to vote, tender or convert any securities in the Investment Account; to execute proxies, waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities and to participate in or consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and Hyperion shall not incur any liability to the Client by reason of any exercise of, or failure to exercise, such discretion. Notwithstanding the foregoing provisions of this Section 11, if Hyperion, or any of its affiliates has an adverse or potentially adverse interest with respect to the vote or other requested action, Hyperion shall so inform the Client, which shall thereupon become responsible for the determination on such vote or other action.

12. Confidential Relationship. All information and advice furnished by either party to this Agreement shall be treated as confidential and shall not be disclosed to third parties except as required by applicable law or regulation. In addition, Hyperion, without the prior written consent of the Client, will not disclose to any third party (other than its attorneys, accountants, representatives and consultants with a business need to know) the existence or purpose of this Agreement, the terms and conditions hereof, except as may be required by applicable law or regulation.

13. Services to Other Clients. Hyperion acts as adviser to other clients and may give advice, and take action, with respect to any of those clients that may differ from the advice given, or the time or the nature of action taken with respect to the Investment Account. Hyperion is not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities and that, to the extent practical, such opportunities are allocated among clients over a period of time on a fair and equitable basis. Hyperion shall have no obligation to purchase or sell for the Investment Account, or to recommend for purchase or sale by the Investment Account, any security that Hyperion, its principals, affiliates or employees may purchase for themselves or for any other clients; provided always, however, that Hyperion shall use its best efforts to maximize the gains for the Investment Account and that no transaction shall violate any applicable law or regulation, or be engaged in with the knowledge that such transaction may reasonably be expected to result in harm to the Client.

14. Relationship with Affiliated Broker-Dealers. Hyperion will not use any affiliated broker-dealer for the execution of the Client’s securities transactions.

15. Non-Assignability. No assignment (as that term is defined in the Investment Advisers Act of 1940, as amended) of this Agreement may be made by Hyperion without the prior written consent of the Client.

16. Termination. This Agreement may be terminated by the Client at any time without notice and by Hyperion at any time upon thirty (30) days’ written notice. Upon termination, fees will be prorated to the date of termination; any accrued portion of unpaid fees will be paid by the Client to Hyperion; and any unearned portion of prepaid fees will be refunded by Hyperion.

17. Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when delivered in writing to the addresses below or when deposited by first-class mail addressed as follows:

(a) To the Custodian:

State Street Bank and Trust Company

801 Pennsylvania Avenue Kansas City MO 64105 Attention:	Mr. Carl Cahoon

(b) To the Client:

Platinum Underwriters Reinsurance, Inc.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, New York 10281-1008

Attention: James Conway, Senior Vice President, General Counsel and Secretary

(c) To Hyperion:

Hyperion Capital Management, Inc.
One Liberty Plaza
165 Broadway, 36th Floor
New York, N.Y. 10006-1404

Attention: Clifford E. Lai, President

18. Fees. Hyperion’s fees for services provided under this Agreement shall be payable by the Client at the end of each calendar quarter for the preceding three months, in accordance with the schedule of fees attached hereto as Exhibit B.

19. Written Disclosure Statement. Client acknowledges receipt of Advisor’s Disclosure Statement at least 48 hours prior to, but not later than, the date of execution of this agreement. Accordingly, Client shall have the option to terminate this agreement without penalty within five business days after the date of execution; provided, however, that any investment action taken by Advisor with respect to the Account prior to the effective date of such termination shall be at Client’s risk.

20. Entire Agreement; Amendment. This Agreement states the entire agreement of the parties with respect to management of the Investment Account and may not be amended except by a writing signed by the parties.

21. Governing Law. This Agreement shall be governed by, and construed in accordance with the law of the State of New York, without regard to the laws of conflict of laws.

22. Effective Date. This Agreement shall become effective on the day and year first written above.

23. No Waiver. Nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day, month and year first above written.

Platinum Underwriters Reinsurance, Inc.

By: /s/ James E. Krantz

Name: James A. Krantz Title: Senior Vice President, Chief Financial Officer and Treasurer

Hyperion Capital Management, Inc.

Address:	One Liberty Plaza
165 Broadway, 36th Floor
New York, New York 10006-1404

By: /s/ Clifford E. Lai

Name: Clifford E. Lai Title: President